Exhibit 27(h)(3)i i)

AMENDMENT TO ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

     THIS AGREEMENT is made by and between Security Life of Denver Insurance Company (the "Company"), a life insurance company organized under the laws of the State of Colorado and ING Funds Services, LLC (the "Administrator"), a limited liability company organized under the laws of the State of Delaware, collectively, "the Parties".

     WHEREAS, the Parties executed an Administrative and Shareholder Services agreement dated May 1, 2001 (the "Administrative and Shareholder Services Agreement"), between Security Life of Denver Insurance Company and ING Fund Services, LLC.

     WHEREAS, effective on March 1, 2002, ING Pilgrim Group, LLC and Pilgrim Variable Products Trust ("the Trust) have amended their corporate entity names to ING Funds Services, LLC and ING Variable Products Trust, respectively.

     WHEREAS, the name of the "Pilgrim Variable Products Trust" series, as listed on Schedule A of the Administrative and Shareholder Services Agreement, has been changed to "ING Variable Products Trust". As a result, the names of the Portfolios have also been amended. Pilgrim VP MagnaCap Portfolio has changed to ING VP MagnaCap Portfolio, Pilgrim VP Research Enhanced Index Portfolio has been changed to ING VP Research Enhanced Index Portfolio, Pilgrim VP Growth Opportunities Portfolio has been changed to ING VP Growth Opportunities Portfolio, Pilgrim VP MidCap Opportunities Portfolio has been changed to ING VP MidCap Opportunities Portfolio, Pilgrim VP Growth + Value Portfolio has been changed to ING VP Growth + Value Portfolio, Pilgrim VP SmallCap Opportunities Portfolio has been changed to ING VP SmallCap Opportunities Portfolio, Pilgrim VP International Value Portfolio has been changed to ING VP International Value Portfolio, and Pilgrim VP High Yield Bond Portfolio has been changed to ING VP High Yield Bond Portfolio.

     NOW, THEREFORE, in consideration of their mutual promises, the Parties agree as follows:

     The Administrative and Shareholder Services Agreement is hereby amended to reflect the current corporate entity and series names.

     FURTHER, the Administrative and Shareholder Services Agreement is hereby amended by substituting for the current Schedule A an amended Schedule A in the form attached hereto.

Executed this 30th day of August 2002.

SECURITY LIFE OF DENVER INSURANCE COMPANY
By its authorized officer,

/s/ Lawrence D. Taylor
Name: Lawrence D. Taylor
Title: Senior Vice President, Product Management Group

ING FUNDS SERVICES, LLC
By its authorized officer,

/s/ Michael J. Roland
Name: Michael J. Roland
Title: Executive V.P.

Schedule A for Class R Shares ING VARIABLE PRODUCTS TRUST
Annual Rate	Portfolios
0.375%	ING VP MagnaCap Portfolio
0.275%	ING VP Research Enhanced Index Portfolio
0.375%	ING VP Growth Opportunities Portfolio
0.375%	ING VP MidCap Opportunities Portfolio
0.20%	ING VP Growth + Value Portfolio
0.375%	ING VP SmallCap Opportunities Portfolio
0.25%	ING VP International Value Portfolio
0.375%	ING VP High Yield Bond Portfolio

Schedule dated: May 1, 2001